Exhibit 10.7.4

ADDENDUM No. 3

THIS ADDENDUM is to the Broker Agreement dated March 26, 1999 between Hull & Company, Inc. (“Broker”) and USF&G Specialty Insurance Company (“Company”) as amended by addenda effective July 1, 2000 and July 1, 2001 (the “Agreement”).

WHEREAS, under the Agreement Premiums are sent to a Citibank lockbox account held jointly by the Broker and the Company: and

WHEREAS, the Broker and the Company have agreed to change the premium collection and payment arrangement and have the Broker be responsible for collection of premium and remittance of applicable amounts to the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Broker and the Company agree to amend the Agreement as follows:

1.	The first paragraph of Subsection 5a shall be deleted in its entirety and replaced with the following language:

The Broker will direct policyholders to remit Premiums, applicable policywriting fees and premium tax amounts to the Broker. On all business the Broker is responsible for the Premiums paid on the Policies. Any extension of credit by the Broker for payment of Premium on the business written hereunder shall be at the risk of the Broker and shall not relieve the Broker from promptly remitting to the Company such Premiums when due. The Broker shall withdraw applicable Commissions, policywriting fees and surplus lines premium taxes from the Premiums. The Company may, however, at any time, deduct unpaid Premiums from Commissions due the Broker. When such Commissions are not sufficient to cover such unpaid Premium(s) in their entirety, the Broker shall promptly render payment to the Company in the amount of the balance remaining due.

2.	Subsection 5b shall be deleted in its entirety and replaced with the following language:

The Company will provide the Broker with a weekly download of the Premium transactions. The weekly download will list all Premium transactions that took place during that week and will show the amount due the Company and the amount due the Broker. The format of such downloads shall be mutually agreed to by the parties. The Broker will provide the Company with a monthly account of Premiums received and money due the Company and the Broker on business transacted during that month. The account is to be received by the Company on or before ten (10) days after the end of the month for which the account is rendered. All balances shown to be due on the account shall be paid by the Broker to the Company via federal wire transfer to a bank account designated by the Company on or before ten (10) days after the end of the month for which the account is rendered.

3.	Subsection 5e shall be deleted in its entirety and replaced with the following language:

All Premiums are the property of the Company and shall be held in trust by the Broker on behalf of the Company. Neither the alteration in Commission amount, the failure to enforce prompt remittance, compromise, settlement, declaration of balance of account nor suspension or cancellation of this Agreement shall be held to waive assertion of the fiduciary relationship as to Premiums held by the Broker.

4.	The parties agree that the Citibank lockbox account to which both the Broker and the Company have access will be closed effective April 1, 2002.

5.	Subsection 5j is deleted in its entirety.

6.	All other terms and conditions in the Agreement as previously amended remain unchanged.

7.	The effective date of this Addendum shall be September 1, 2001.

IN WITNESS WHEREOF, the parties have duly authorized, executed and delivered this Addendum as of the effective date set forth above.

USF&G SPECIALTY INSURANCE COMPANY		HULL & COMPANY, INC.

By:	/s/ Karen M. Padovese	By:	/s/ Bruce E. Bowers
Name:	Karen M. Padovese	Name:	Bruce E. Bowers
Title:	Vice President	Title:	S.V.P.